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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No.  )*

                            Oppenheimer Holdings Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                     CLASS A COMMON STOCK, (WITHOUT PAR VALUE)
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    683797104
 -------------------------------------------------------------------------------
                                  (CUSIP Number)

                                  April 1, 2008
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ] RULE 13D-1(B)

[X] RULE 13D-1(C)

[ ] RULE 13D-1(D)

     *THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

     THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES
OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS
OF THE ACT (HOWEVER, SEE THE NOTES).



                               Page 1 of 10 Pages

CUSIP NO. 683797104
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Bay Resource Partners, L.P.
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                 NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                160,200
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                    160,200
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    160,200
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   1.2%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
- --------------------------------------------------------------------------

                                Page 2 of 10 Pages

CUSIP NO. 683797104
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Bay II Resource Partners, L.P.
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]


- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                 142,200
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                    142,200
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    142,200
- --------------------------------------------------------------------------

  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9   1.1%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
- --------------------------------------------------------------------------
                                Page 3 of 10 Pages

CUSIP NO. 683797104
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Bay Resource Partners Offshore Fund, Ltd.
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING               400,978
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                   400,978
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   400,978
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9    3.0%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             CO
- --------------------------------------------------------------------------

                                Page 4 of 10 Pages

CUSIP NO. 683797104
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         GMT Capital Corp.
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Georgia
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                 781,278
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                     781,278
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     781,278
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   5.8%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             CO

- --------------------------------------------------------------------------

                                Page 5 of 10 Pages

CUSIP NO. 683797104
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas E. Claugus
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                 19,200
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                781,278
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     19,200
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                    781,278
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    800,478
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)
- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   5.9%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             IN
- --------------------------------------------------------------------------

                                Page 6 of 10 Pages

ITEM 1(A)         NAME OF ISSUER:

                  Oppenheimer Holdings Inc.

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  P.O. Box 2015, Suite 1110
                  20 Eglinton Avenue West
                  Toronto, Ontario, Canada M4R 1K8

ITEM 2(a)         NAME OF PERSON FILING:

                  (i) Bay Resource Partners, L.P. (Bay), with respect to
                      shares of Class A Common Stock directly owned by it.

                 (ii) Bay II Resource Partners, L.P. (Bay II), with
                      respect to shares of Class A Common Stock directly owned by it.

                (iii) Bay Resource Partners Offshore Fund, Ltd. (Offshore
                      Fund) with respect to shares of Class A Common Stock directly owned by it.

                 (iv) GMT Capital Corp. (GMT Capital) with respect to
                      shares of Class A Common Stock beneficially owned by it.

                  (v) Thomas E. Claugus, (Mr. Claugus), with respect to the
                      shares of Class A Common Stock directly owned by him and directly owned by each of Bay, Bay II, and the Offshore Fund.

                      The foregoing persons are hereinafter sometimes
                 collectively referred to as the Reporting Persons. Any disclosures herein with respect to persons other than the Reporting Persons are made on information and believe after making inquiry to the appropriate party.


ITEM 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                 The address of the business office of each of the Reporting Persons is 2100 RiverEdge Parkway, Ste. 840, Atlanta, GA 30328

ITEM 2(c)        CITIZENSHIP:

                 Bay and Bay II are limited partnerships organized under the laws of the State of Delaware. The Offshore Fund is an exempted company organized under the laws of the Cayman Islands. GMT Capital is a Georgia corporation. Mr. Claugus is a United States citizen.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Class A Common Stock, Without Par Value

                                Page 7 of 10 Pages

ITEM 2(e)         CUSIP NUMBER:

                  683797104

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR SS.
                  240.13d-2(B) or (C), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b) [ ] Bank as defined in section 3(a)(6) of the Act
                (15 U.S.C. 78c).

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP:

        This Statement is being filed with respect to an aggregate of 800,478 shares of Class A Common Stock, resulting in beneficial ownership of Class A Common Stock as follows:

        1. Bay Resource Partners, L.P.,
           (a) Amount Beneficially owned: 160,200
           (b) Percent of Class: 1.2%
               The percentages used herein and in the rest of Item 4 are calculated based on 13,495,633 shares of Class A Common Stock outstanding as of March 14, 2008, as disclosed in the Issuer's Schedule 14A Proxy filing made with the Securities and Exchange Commission ("SEC") on
               March 27, 2008.


                               Page 8 of 10 Pages

          (c) (i)  Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 160,200
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 160,200


        2. Bay II Resource Partners, L.P.
           (a) Amount Beneficially owned: 142,200
           (b) Percent of Class: 1.1%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 142,200
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 142,200

        3. Bay Resource Partners Offshore Fund, Ltd.
           (a) Amount Beneficially owned: 400,978
           (b) Percent of Class: 3.0%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 400,978
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   400,978

        4. GMT Capital Corp.
           (a) Amount Beneficially owned: 781,278
           (b) Percent of Class: 5.8%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 781,278
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   781,278

        5. Thomas E. Claugus
           (a) Amount Beneficially owned: 800,478
           (b) Percent of Class: 5.9%
           (c) (i) Sole power to vote or direct the vote: 19,200
              (ii) Shared power to vote or direct the vote: 781,278
             (iii) Sole power to dispose or direct the disposition: 19,200
              (iv) Shared power to dispose or direct the disposition:
                   781,278


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  N/A

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                PERSON.

                GMT Capital, the general partner of Bay and Bay II, has the power to direct the affairs of Bay and Bay II, including the voting and disposition of shares. As the discretionary investment manager of the Offshore Fund and certain other


                               Page 9 of 10 Pages
                accounts, GMT Capital has power to direct the voting and disposition of shares held by the Offshore Fund and such accounts. Mr. Claugus is the President of GMT Capital and in that capacity directs the operations of each of Bay and Bay II and the voting and disposition of shares held by the Offshore Fund and separate client accounts managed by GMT Capital.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  N/A


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


                  See Item 2.


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  N/A


ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

May 7, 2008

                                              /s/ Thomas E. Claugus
                                              ----------------------------------
                                              Thomas E. Claugus, for himself
                                              and as President of GMT Capital
                                              Corp., for itself and as the
                                              general partner of (i) Bay
                                              Bay Resource Partners, L.P. and
                                              (ii) Bay II Resource Partners,
                                              L.P. and for the investment
                                              manager of (iii) Bay Resource
                                              Partners Offshore Fund, Ltd.

                               Page 10 of 10 Pages